Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of T-Mobile US, Inc. of our report dated February 6, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 27, 2020